Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Proposed Private Offering of

an Additional $150 Million of 4% Senior Notes due 2030

Baton Rouge, LA — August 17, 2020 — Lamar Advertising Company (Nasdaq: LAMR) announced today that it is seeking to raise approximately $150.0 million through an institutional private placement of additional 4% Senior Notes due 2030 (the “Notes”) by its wholly owned subsidiary, Lamar Media Corp (“Lamar Media”). The Notes are being offered as additional notes to the existing $400.0 million aggregate principal amount of 4% Senior Notes due 2030 that Lamar Media issued on February 6, 2020 (the “Existing Notes”). Other than with respect to the date of issuance and issue price, the Notes will have the same terms as the Existing Notes. The Notes will be maintained under the same CUSIP numbers as the Existing Notes (except that the Notes issued pursuant to Regulation S will trade separately under a different CUSIP number until 40 days after the issue date of the Notes, but thereafter, the Notes issued pursuant to Regulation S will be maintained under the same CUSIP number as the Existing Notes issued pursuant to Regulation S). The Notes will be guaranteed on a senior unsecured basis by substantially all of Lamar Media’s domestic subsidiaries. The completion of the proposed offering depends upon several factors, including market conditions.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, together with cash on hand and borrowings under its revolving credit facility, to redeem the $267.5 million aggregate principal amount of its 5% Senior Subordinated Notes due 2023 (the “5% Subordinated Notes”) that will remain outstanding after the completion of the previously announced partial redemption of the 5% Subordinated Notes on August 31, 2020. Lamar Media will use the remainder, if any, to fund working capital needs or for general corporate purposes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes and related guarantees subject to the private placement have not been registered under the Securities Act, or any state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes and related guarantees may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.

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This news release is for informational purposes only and is not an offer to sell, or the solicitation of an offer to buy, securities.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com